Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tower Bancorp, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 001-34277, 333-159647 and 333-161272) on Form S-3, and registration statements (Nos. 333-159639, 333-159638, and 333-40661) on Form S-8 of Tower Bancorp, Inc. of our report dated March 16, 2010, with respect to the consolidated balance sheet of Tower Bancorp, Inc. and subsidiary as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Tower Bancorp, Inc.

(signed) KPMG LLP

Harrisburg, Pennsylvania

March 16, 2010